Exhibit 10.2

DEUTSCHE BANK AG NEW YORK BRANCH DEUTSCHE BANK SECURITIES INC. 1 Columbus Circle New York, New York 10019	JPMORGAN CHASE BANK, N.A. 383 Madison Avenue New York, New York 10179	BANK OF MONTREAL 115 South LaSalle Street Chicago, Illinois 60603

April 6, 2022

Dave & Buster’s, Inc.

1221 S. Beltline Rd. #500

Coppell, TX 75019

CONFIDENTIAL

Project Velocity

Revolver Commitment Letter

Ladies and Gentlemen:

Reference is made to (i) the Amended and Restated Credit Agreement, dated as of August 17, 2018 (as in effect on the date hereof and without giving effect to any amendments, modifications, consents or waivers thereto after the date hereof, the “Existing Credit Agreement”), by and among Dave & Buster’s Holdings, Inc., a Delaware corporation (“Holdings”), Dave & Buster’s, Inc., a Missouri corporation (the “Borrower” or “you”), the other guarantors party thereto, Bank of America, N.A., as administrative agent and the lenders party thereto and (ii) the Commitment Letter, dated the date hereof (including the exhibits and other attachments thereto, as in effect on the date hereof and without giving effect to any amendments, modifications, consents or waivers thereto, the “Acquisition Finance Commitment Letter”), among Deutsche Bank Securities Inc. (“DBSI”), Deutsche Bank AG New York Branch (“DBNY” and, together with DBSI, collectively, “DB”), JPMorgan Chase Bank, N.A. (“JPM”), BMO Capital Markets Corp. and Bank of Montreal (“BMO” and, BMO together with DB, JPM and any “Additional Revolver Commitment Parties” designated as provided below, the “Revolver Commitment Parties”) and you. Capitalized terms used but not defined herein have the meanings assigned to them in the Existing Credit Agreement and/or the Acquisition Finance Commitment Letter, as applicable.

1.	Revolving Credit Commitments

You have advised us that, in connection with the consummation of the Acquisition, you intend to refinance (the “Revolver Refinancing”) all of the existing Revolving Credit Commitments under the Existing Credit Agreement (the “Existing Revolving Credit Commitments”) with new revolving credit commitments (the “Refinancing Revolving Credit Commitments” and the loans thereunder, the “Refinancing Revolving Loans”) in an aggregate amount of up to $500.0 million to be established under the Facilities Documentation (as defined in the Term Sheet referred to below) on the terms set forth in in the Summary of Principal Terms and Conditions attached as Exhibit A hereto (the “Term Sheet”) and the conditions set forth in Exhibit B (the “Summary of Conditions Precedent”) of this letter (together with Exhibits A and B hereto, this “Revolver Commitment Letter”).

Each of DBNY, JPM and BMO (together with any Additional Revolver Commitment Party (or its lending affiliate) acting as a lender with respect to Refinancing Revolving Credit Commitments, in each case in such capacity, each a “Refinancing Revolving Lender” and, collectively, the “Refinancing Revolving Lenders”) is pleased to advise you of its several and not joint commitment to provide a Refinancing Revolving Credit Commitment in the amount set forth opposite its name in the column titled “Refinancing Revolving Credit Commitments” of Schedule 1 attached hereto, on the terms set forth in the Term Sheet and subject only to the satisfaction or waiver by each of the Revolver Commitment Parties of the conditions set forth in the Summary of Conditions Precedent.

You may designate additional financial institutions reasonably acceptable to DB, JPM and BMO (which shall in any event include lenders under the Existing Credit Agreement holding Existing Revolving Credit Commitments on the date hereof) which agree to provide Refinancing Revolving Credit Commitments and become “Refinancing Revolving Lenders” and “Revolver Commitment Parties” hereunder on the terms and conditions set forth herein (all such persons so designated, collectively, the “Additional Revolver Commitment Parties”); provided that (i) the aggregate amount of all Refinancing Revolving Credit Commitments shall not exceed $500.0 million and (ii) in the event that you wish to designate Additional Revolver Commitment Parties holding Refinancing Revolving Credit Commitments which would (in the absence of this clause (ii)) exceed $500.0 million, then the amount of such excess Refinancing Revolving Credit Commitments shall be applied (x) first, to reduce the Refinancing Revolving Credit Commitments of DB, JPM and BMO on a pro rata basis to a level of $75.0 million for each and (y) thereafter, to reduce the Refinancing Revolving Credit Commitments of all then existing Refinancing Revolver Lenders on a pro rata basis. Each Additional Revolver Commitment Party shall be designated pursuant to customary joinder documentation executed by such Additional Revolver Commitment Party and reasonably satisfactory to DB, JPM, BMO and you.

2.	Conditions Precedent.

The commitments of the Refinancing Revolving Lenders hereunder to establish the Refinancing Revolving Credit Commitments on the Closing Date are subject only to the conditions set forth in the Summary of Conditions Precedent, and upon satisfaction (or waiver by each of the Refinancing Revolving Lenders) of such conditions, the establishment of the Refinancing Revolving Credit Commitments shall occur; it being understood and agreed that there are no other conditions (implied or otherwise) to the commitment to provide the Refinancing Revolving Credit Commitments hereunder. For purposes of this Revolver Commitment Letter, “Closing Date” shall mean the date on which the Refinancing Revolving Credit Commitments are established under the Facilities Documentation and the Revolver Refinancing is consummated.

3.	[*].

4.	Miscellaneous

This Revolver Commitment Letter is delivered to you on the understanding that none of this Revolver Commitment Letter, or the activities of any Revolver Commitment Party pursuant hereto or thereto, shall be disclosed, directly or indirectly, by you to any other person or entity without the prior written approval of the Revolver Commitment Parties (such approval not to be unreasonably withheld, delayed or conditioned), except (a) to your affiliates, officers, directors, employees, attorneys, accountants, controlling persons, members, partners, equity holders, representatives, agents and advisors on a confidential basis, (b) if the Revolver Commitment Parties consent in writing to such proposed disclosure or (c) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process or in connection with any pending legal proceeding (in which case you agree, to the extent permitted by applicable law, to inform us promptly thereof) or regulatory review; provided that (i) you may disclose this Revolver Commitment Letter (but not Section 3 hereof or the contents thereof unless the fee amounts payable pursuant to Section 3 and such other portions as mutually agreed have been redacted in a manner reasonably agreed by us) and the contents hereof to the Seller, the Target and its and their respective subsidiaries and its and their respective officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons, on a confidential and need-to-know basis, (ii) you may disclose the Revolver Commitment Letter and its contents (but not Section 3 hereof or the contents thereof) in connection with any public or regulatory filing requirement relating to the Transactions, (iii) you may disclose the Term Sheet and other exhibits and attachments to this Revolver Commitment Letter, and the contents thereof, to potential Lenders in any syndication or other marketing materials in connection with the syndication of the Refinancing Revolving Credit Commitments, (iv) you may disclose the aggregate fee amount contained in Section 3 as part of projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Refinancing Revolving Credit Commitments or in any public or regulatory filing requirement relating to the Transactions (and only to the extent aggregated with all other fees and expenses of the Transactions and not presented as an individual line item unless required by applicable law, rule or regulation), and (v) you may disclose this Revolver Commitment Letter and the contents hereof on a confidential basis to any prospective Additional Revolver Commitment Party or affiliate thereof (after this Revolver Commitment Letter has been accepted by you); provided, further, that the foregoing restrictions shall survive the termination of this Revolver Commitment Letter and shall expire and shall be of no further effect after the second anniversary of the date hereof.

The provisions of Sections 8, 12 and 13 of the Acquisition Finance Commitment Letter are hereby incorporated by reference with respect to the services and obligations of the Revolver Commitment Parties hereunder and the transactions contemplated hereby, mutatis mutandis, and shall apply with like effect to this Revolver Commitment Letter as if fully set forth herein, it being understood that that references therein to an “Indemnified Persons” shall include the Revolver Commitment Parties and Arranger-Related Parties of the Revolver Commitment Parties.

The provisions of this paragraph and the immediately preceding paragraph and the confidentiality and governing law provisions contained herein shall remain in full force and effect regardless of whether the Facilities Documentation (as defined in the Term Sheet) shall be executed and delivered and notwithstanding the termination of this Revolver Commitment Letter or the Refinancing Revolving Credit Commitments; provided that your obligations under this Revolver Commitment Letter, other than those relating to confidentiality, shall automatically terminate and, to the extent covered thereby, be superseded by the Facilities Documentation upon the occurrence of the Closing Date (and the payments of all amounts owing hereunder, including all fees then due and payable under Section 3 hereof) and you shall be released from all liability in connection therewith at such time.

Each of the parties hereto agrees that this Revolver Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the definitive documentation by the parties hereto in a manner consistent with this Revolver Commitment Letter, it being acknowledged and agreed that the Refinancing Revolving Credit Commitments provided hereunder by the Revolver Commitment Parties are subject to the conditions precedent set forth in the Summary of Conditions Precedent.

This Revolver Commitment Letter is intended to be solely for the benefit of each party hereto (and the Indemnified Persons (as defined in the Acquisition Finance Commitment Letter) and their respective Arranger-Related Parties (as defined in the Acquisition Finance Commitment Letter)), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the Indemnified Persons (as so defined) and their respective Arranger-Related Parties (as so defined). This Revolver Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto. This Revolver Commitment Letter shall not be assignable by any party without the prior written consent of each of the other parties hereto (and any purported assignment without such consent shall be null and void). THIS REVOLVER COMMITMENT LETTER, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, INCLUDING BUT NOT LIMITED TO, THE VALIDITY, INTERPRETATION, CONSTRUCTION, BREACH, ENFORCEMENT OR TERMINATION HEREOF, AND WHETHER ARISING IN CONTRACT OR TORT OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. This Revolver Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Revolver Commitment Letter by facsimile transmission or electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in this Revolver Commitment Letter shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

5.	Patriot Act and Beneficial Ownership Regulation Notification.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (as amended, the “Patriot Act”) and the requirements of 31 C.F.R. §1010.230 (the “Beneficial Ownership Regulation”), each Revolver Commitment Party and each Revolving Refinancing Lender is required to (a) obtain, verify and record information that identifies Holdings, the Borrower and each other Guarantor, which information includes the name, address, tax identification number and other information regarding Holdings, the Borrower and each such other Guarantor that will allow such Revolver Commitment Party or such Revolving Refinancing Lender to identify Holdings, the Borrower and each such other Guarantor in accordance with the Patriot Act and (b) in the event the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, obtain a certificate regarding beneficial ownership from the Borrower. This notice is given in accordance with the requirements of the Patriot Act and the Beneficial Ownership Regulation and is effective as to the Revolver Commitment Parties and each Refinancing Revolving Lender.

6.	Acceptance and Termination.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Revolver Commitment Letter by returning to the Revolver Commitment Parties executed counterparts hereof not later than 11:59 p.m., New York City time, on April 6, 2022. Each Revolver Commitment Party’s respective commitments hereunder and agreements contained herein will expire at such time in the event that the Revolver Commitment Parties have not received such executed counterparts in accordance with the immediately preceding sentence. This Revolver Commitment Letter and the commitments and undertakings of the Revolver Commitment Parties hereunder shall automatically terminate on the earliest of the following to occur (i) after the date hereof and prior to the consummation of the Acquisition, the termination of the Merger Agreement by you in a signed writing in accordance with its terms (or your written confirmation or public announcement thereof), (ii) the consummation of the Acquisition without the funding of the Term B Facility and (iii) 11:59 p.m., New York City time, on the date that is five business days after the End Date (as defined in the Merger Agreement as in effect on the date hereof (including, for the avoidance of doubt, any extension contemplated by Section 10.1(b) of the Merger Agreement (as in effect on the date hereof)). Upon the occurrence of any of the events referred to in the preceding sentence, this Revolver Commitment Letter and the commitments of the Revolver Commitment Parties hereunder and the agreement of the Revolver Commitment Parties to provide the services described herein shall automatically terminate unless the Revolver Commitment Parties shall, in their sole discretion, agree to an extension in writing.

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Very truly yours,

DEUTSCHE BANK AG NEW YORK BRANCH

By	/s/ John Huntington
Name: John Huntington
Title: Managing Director

By	/s/ Sandeep Desai
Name: Sandeep Desai
Title: Managing Director

DEUTSCHE BANK SECURITIES INC.

By	/s/ John Huntington
Name: John Huntington
Title: Managing Director

By	/s/ Sandeep Desai
Name: Sandeep Desai
Title: Managing Director

[SIGNATURE PAGE TO VELOCITY REVOLVING CREDIT COMMITMENT LETTER]

JPMORGAN CHASE BANK, N.A.

By	/s/ Alexander Vardaman
Name: Alexander Vardaman
Title: Authorized Officer

[SIGNATURE PAGE TO VELOCITY REVOLVING CREDIT COMMITMENT LETTER]

BANK OF MONTREAL

By	/s/ Katherine K. Robinson
Name: Katherine K. Robinson
Title: Managing Director

[SIGNATURE PAGE TO VELOCITY REVOLVING CREDIT COMMITMENT LETTER]

Accepted and agreed to as of
the date first above written:

DAVE & BUSTER’S, INC.,

By:	/s/ Michael Quartieri
Name: Michael Quartieri
Title: Chief Financial Officer

[SIGNATURE PAGE TO VELOCITY REVOLVING CREDIT COMMITMENT LETTER]

Schedule 1

Lender	Refinancing Revolving Credit Commitments
Deutsche Bank AG New York Branch	$	[100,000,000	]
JPMorgan Chase Bank, N.A.	$	[100,000,000	]
Bank of Montreal	$	[100,000,000	]
Total:	$	[300,000,000	]

EXHIBIT A

Project Velocity

Revolving Credit Facility
Summary of Principal Terms and Conditions1

Borrower:	Dave & Buster’s Inc., a Missouri corporation (the “Borrower”), a wholly owned subsidiary of Dave & Buster’s Holdings, Inc., a Delaware corporation (“Holdings”).
Administrative Agent:	Deutsche Bank AG New York Branch will act as sole and exclusive administrative agent and collateral agent (in such capacity, the “Administrative Agent”) for a syndicate of banks, financial institutions and institutional lenders holding Refinancing Revolving Credit Commitments (as defined below) and will perform the duties customarily associated with such roles.
Refinancing Revolving Credit Commitments:

Senior secured revolving credit commitments in an aggregate principal amount of up to $500.0 million to be established as new revolving credit commitments under the Facilities Documentation referred to below (the “Refinancing Revolving Credit Commitments” and the loans thereunder, the “Refinancing Revolving Loans”). The Refinancing Revolving Loans will be funded in U.S. dollars. The Facilities Documentation shall permit same day ABR borrowings of Refinancing Revolving Loans (in lieu of a swingline facility).

Letters of Credit:	An amount to be mutually agreed (but to be no less than $35.0 million) between the Borrower and the Administrative Agent of the Refinancing Revolving Credit Commitments will be available through a subfacility in the form of letters of credit (“Letters of Credit”) for the account of the Borrower or any of its restricted subsidiaries. Letters of Credit will be issued by the Administrative Agent and, if included as an additional Issuing Bank, one or more Refinancing Revolving Lenders acceptable to the Borrower and the Administrative Agent (each, an “Issuing Bank”); provided, that each Refinancing Revolving Lender that holds Refinancing Revolving Credit Commitments on the Closing Date shall have a Letter of Credit commitment that is proportionate with its Refinancing Revolving Credit Commitment on the Closing Date and shall issue Letters of Credit pro rata based on such Refinancing Revolving Credit Commitment; provided, further, that no Issuing Bank shall be required to issue trade or commercial letters of credit. Each Letter of Credit shall expire not later than the earlier of (a) 12 months after its date of issuance (or such longer period as may be agreed by the relevant Issuing Bank and the Borrower) and (b) the fifth business day prior to the Extended Revolver Maturity Date (as defined below); provided, however, that any Letter of Credit may provide for renewal thereof for additional periods of up to 12 months (which in no event shall extend beyond the date referred to in clause (b) above, except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Bank). Letters of Credit will be issued by an Issuing Bank subject to the policies and procedures applicable to such Issuing Bank. Letters of Credit shall be issued, at the Borrower’s option, in U.S. dollars or Canadian dollars.

1 All capitalized terms used but not defined herein have the meanings given to them in the Revolver Commitment Letter to which this Term Sheet is attached, including the Exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit shall be determined by reference to the context in which it is used.

Exhibit A - 1

Incremental Facilities:	The Borrower will be permitted to increase the Refinancing Revolving Credit Commitments or add one or more additional revolving credit facilities under the Facilities Documentation on the terms and conditions provided for Incremental Facilities under the Term B Facility Documentation (as modified to incorporate the applicable provisions for a revolving credit facility consistent with the Documentation Precedent).
Availability:

From and after the Closing Date, the Refinancing Revolving Credit Commitments will be available at any time prior to the Final Revolver Maturity Date; provided that no more than an amount to be agreed of Refinancing Revolving Loans may be incurred on the Closing Date. During such period, Refinancing Revolving Loans may be repaid and, subject to the terms and conditions applicable under the heading “Conditions to Extensions of Credit”, reborrowed from time to time.

The full amount of the Letter of Credit subfacility shall be available on the Closing Date.

Purpose:	The proceeds of Refinancing Revolving Loans and Letters of Credit will be used by the Borrower from time to time on or after the Closing Date for general corporate purposes (including without limitation, for permitted acquisitions, investments, capital expenditures and transaction costs) and to effect the Revolver Refinancing.
Interest Rate, Letter of Credit Fees and Commitment Fees:	As set forth on Annex I hereto.
Final Maturity:

The earlier of (a) the date (the “Springing Maturity Date”) occurring ninety-one (91) days prior to the final stated maturity date of the Notes under, and as defined in, the SSN Indenture if the aggregate outstanding principal amount such Notes (and any refinancing debt in respect thereof maturing prior to the date occurring ninety-one (91) days after the Extended Revolver Maturity Date referred to below) exceeds $100.0 million on the Springing Maturity Date and (b) the date (the “Extended Revolver Maturity Date”) occurring five (5) years after the Closing Date (such earlier date, the “Final Revolver Maturity Date”).

Amortization:	None.

Exhibit A - 2

Guarantees:	The Refinancing Revolving Loans shall be guaranteed on an equal and ratable basis with the guarantees in respect of the Term B Loans.
Security:	The Refinancing Revolving Loans and guarantees thereof described above shall be secured on a pari passu basis with the Collateral securing the Term B Loans and the guarantees in respect thereof.
Mandatory Prepayments:	Prepayments of Refinancing Revolving Loans and/or cash collateralization of Letters of Credit shall be required to the extent the aggregate outstanding amount of Refinancing Revolving Loans and Letters of Credit (taking the U.S. dollar equivalent of outstandings denominated in Canadian Dollars) exceed the total Refinancing Revolving Credit Commitments.
Voluntary Prepayments:	Voluntary reductions of the Refinancing Revolving Credit Commitments and prepayments of borrowings thereunder will be permitted at any time, in minimum principal amounts to be set forth in the Facilities Documentation, without premium or penalty, subject to reimbursement of the Refinancing Revolving Lenders’ redeployment costs in the case of a prepayment of Adjusted Term SOFR borrowings other than on the last day of the relevant interest period.
Facilities Documentation:	The Refinancing Revolving Credit Commitments shall be established under (and incorporated into) the Term B Facility Documentation on the terms and conditions set forth herein, in Exhibit B to the Commitment Letter and the Term B Facility Documentation, with the revolving and letter of credit mechanics for a revolving credit facility to be substantially consistent with the corresponding mechanics included in the Documentation Precedent (the “Facilities Documentation”).
Representations and Warranties:	As set forth in the Term B Facility Documentation, with appropriate modifications to include the Refinancing Revolving Loans and Letters of Credit.
Conditions Precedent to Effectiveness:	The effectiveness of the Refinancing Revolving Credit Commitments on the Closing Date will be subject solely to the conditions precedent set forth in Exhibit B to this Revolver Commitment Letter.
Conditions to Extensions of Credit:	Delivery of a notice of borrowing, accuracy of representations and warranties in all material respects and absence of any default or event of default.
Affirmative Covenants:	As provided in the Term B Facility Documentation.
Negative Covenants:	As provided in the Term B Facility Documentation.

2 To be set at a 35% cushion off closing leverage in Company’s model.

Exhibit A - 3

Financial Covenant:	Maintenance of a maximum Net Total Leverage Ratio of [●],[2] which shall be the sole financial covenant and which shall apply only with respect to the Refinancing Revolving Credit Commitments (and related obligations) and be tested on the last day of each fiscal quarter of the Borrower, solely, to the extent that as of such date the aggregate amount of Refinancing Revolving Loans and the stated amount of Letters of Credit issued and outstanding (other than cash collateralized Letters of Credit or other undrawn Letters of Credit in a stated amount to be agreed) at such time exceeds 35% of the aggregate amount of the Refinancing Revolving Credit Commitments at such time.

Unrestricted Subsidiaries:	As set forth in the Term B Facility Documentation.

Events of Default:	As set forth in the Term B Facility Documentation (as modified to incorporate customary provisions for a financial covenant default and enforcement thereon with respect to a revolving credit facility consistent with the Documentation Precedent).

Voting:	As set forth in the Term B Facility Documentation (as modified to incorporate customary voting and enforcement provisions for a revolving credit facility consistent with the Documentation Precedent).

Cost and Yield Protection:	As set forth in the Term B Facility Documentation.

Assignments and Participations:	As set forth in the Term B Facility Documentation (as modified to incorporate the applicable provisions for a revolving credit facility consistent with the Documentation Precedent).

Expenses and Indemnification:	As set forth in the Term B Facility Documentation.

Governing Law and Forum:	New York.

Counsel to the Administrative Agent:	White & Case LLP.

Exhibit A - 4

ANNEX I

Interest Rates:	The interest rates for Refinancing Revolving Loans will be, at the option of the Borrower, (a) Adjusted Term SOFR plus a per annum margin equal to the difference of the Term B Loan Margin (as defined below) less 0.25% or (b) ABR plus a per annum margin equal to the difference of the Term B Loan Margin less 0.25%. From and after the date of delivery of the Borrower’s financial statements for the first full fiscal quarter ended after the Closing Date, the interest rate margins will be subject to two step-downs based upon Net Total Leverage Ratios to be mutually agreed.

The Borrower may elect interest periods of 1, 3 or 6 months for Adjusted Term SOFR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans determined by reference to the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every three months.

“Term B Loan Margin” means the pricing margin applicable to the Term B Loans (determined after giving effect to the exercise of any pricing flex pursuant to the Fee Letter referred to therein).

Letter of Credit Fees:	A per annum fee equal to the spread over Adjusted Term SOFR for Refinancing Revolving Loans will accrue on the aggregate face amount of outstanding Letters of Credit, payable in arrears at the end of each quarter and upon the termination of the Refinancing Revolving Credit Commitments, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Refinancing Revolving Lenders pro rata in accordance with the amount of each such Refinancing Revolving Lender’s Refinancing Revolving Credit Commitment, with exceptions for Defaulting Lenders (to be defined in the Facilities Documentation). In addition, the Borrower shall pay to each Issuing Bank, for its own account, (a) a fronting fee equal to 0.125% per annum of the aggregate face amount of outstanding Letters of Credit issued by such Issuing Bank, payable in arrears at the end of each quarter and upon the termination of the Refinancing Revolving Credit Commitments, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Commitment Fees:	0.50% per annum on the average daily undrawn portion of the Refinancing Revolving Credit Commitments, payable quarterly in arrears after the Closing Date and upon the termination of the Refinancing Revolving Credit Commitments, calculated based on the number of days elapsed in a 360-day year. Such fees shall be distributed to the Refinancing Revolving Lenders pro rata in accordance with the amount of each such Refinancing Revolving Lender’s Refinancing Revolving Credit Commitment, with exceptions for Defaulting Lenders. From and after the date of delivery of the Borrower’s financial statements for the first full fiscal quarter ended after the Closing Date, commitment fees will be subject to a step-down based upon a Net Total Leverage Ratio to be mutually agreed.

Annex I - 1

EXHIBIT B

Project Velocity

Summary of Additional Conditions3

The establishment on the Closing Date of the Refinancing Revolving Credit Commitments shall be subject to the following conditions precedent:

1.                   The occurrence of the Closing Date under, and as defined in, the Acquisition Finance Commitment Letter and, substantially concurrent with the establishment of the Refinancing Revolving Credit Commitments, the funding of the Term B Facility in accordance with the terms and conditions of the Acquisition Financing Commitment Letter.

2.                   (i) The execution and delivery by Holdings, the Borrower and the other Guarantors of the Facilities Documentation which shall, in each case, be in accordance with the terms of the Revolver Commitment Letter and the Term Sheet, (ii) payment of fees and expenses payable pursuant to the Revolver Commitment Letter, including in connection with the Facilities Documentation, (iii) delivery to the Administrative Agent of (a) customary legal opinions, (b) customary evidence of authority, (c) customary officer’s certificates, (d) good standing certificates (to the extent applicable) in the respective jurisdictions of organization of Holdings, the Borrower and the other Guarantors, (e) customary borrowing requests, (f) a solvency certificate in the form attached as Annex 1 to Exhibit C of the Acquisition Finance Commitment Letter and (iv) delivery to the Revolver Commitment Parties of other information about Holdings, the Borrower and the other Guarantors required under applicable “know your customer” and anti-money laundering rules and regulations consistent with the requirements of the Acquisition Finance Commitment Letter.

3.                   The representations and warranties set forth in the Facilities Documentation shall be true and correct in all material respects (or in all respects if already qualified by materiality) on and as of the Closing Date, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects (or in all respects if already qualified by materiality) as of such earlier date.

4.                   No default or event of default shall exist under the Facilities Documentation or would result from the execution of the Facilities Documentation.

5.                   Prior to the Closing Date, or substantially concurrently with the establishment of the Refinancing Revolving Credit Commitments on the Closing Date, the Borrower shall have (i) terminated all commitments under the Existing Credit Agreement (including all Existing Revolving Credit Commitments), (ii) repaid in full all outstandings under the Existing Credit Agreement (or, in the case of letters of credit thereunder, replaced, backstopped and/or cash collateralized the same on terms acceptable to the issuing lenders thereof) and (iii) terminated and released all security interests in respect of, and liens securing, the obligations under the Existing Credit Agreement created pursuant to the security documentation relating thereto and all guarantees thereunder.

3 All capitalized terms used but not defined herein have the meanings given to them in the Revolver Commitment Letter to which this Exhibit B is attached, including Exhibit A thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit shall be determined by reference to the context in which it is used.